EXHIBIT 4.3

                FORM OF STOCK OPTION AGREEMENT TO BE ENTERED INTO
                   WITH RESPECT TO NON-INCENTIVE STOCK OPTIONS


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                             STOCK OPTION AGREEMENT
                             ----------------------

                         FOR NON-INCENTIVE STOCK OPTIONS
                                 PURSUANT TO THE
                           WHG BANCSHARES CORPORATION
                             2001 STOCK OPTION PLAN
                             ----------------------

                             NON-EMPLOYEE DIRECTORS

         STOCK OPTIONS for a total of _____ shares of Common Stock of WHG Bancshares Corporation (the "Company") is hereby granted to ________________ (the "Optionee") at the price determined as provided in, and in all respects subject to the terms, definitions and provisions of the 2001 Stock Option Plan (the "Plan") adopted by the Company which is incorporated by reference herein, receipt of which is hereby acknowledged. Such Stock Options do not comply with
                                                                 ---
Options granted under Section 422 of the Internal Revenue Code of 1986, as amended.

         1. Option Price. The Option price is $8.125 for each Share,  being 100%
            ------------
of the fair market value, as determined by the Committee, of the Common Stock on the date of grant of this Option (November 13, 2000).

         2. Exercise of Option.  This Option shall be  exercisable in accordance
            ------------------
with provisions of the Plan as follows:

                  (a)      Schedule of Rights to Exercise.


                                                     Percentage of Total Shares
                                                          Awarded Which Are
            Date                       Options             Non-forfeitable
            ----                       -------             ---------------

Upon grant........................        0                       0%
As of November 13, 2001...........      _____                  33 1/3%
As of November 13, 2002...........      _____                  66 2/3%
As of November 13, 2003...........      _____                    100%

         Options shall continue to vest annually provided that such holder remains a director or director emeritus of Heritage Savings Bank, F.S.B. or the Company. Notwithstanding any provisions in this Section 2, in no event shall this Option be exercisable prior to six months following the date of grant. Options shall be 100% vested and exercisable upon the death or disability of the Optionee, or upon a Change in Control of the Company.


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                  (b)      Method of Exercise.  This Option shall be exercisable
by a written notice which shall:

                             (i) State the election to exercise the Option, the number of Shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such Shares of Common Stock is to be registered, his address and Social Security Number (or if more than one, the names, addresses and Social Security Numbers of such persons);

                            (ii) Contain such representations and agreements as to the holder's investment intent with respect to such shares of Common Stock as may be satisfactory to the Company's counsel;

                           (iii) Be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option; and

                            (iv) Be  in  writing  and  delivered in person or by
certified mail to the Treasurer of the Company.

         Payment of the purchase price of any Shares with respect to which the Option is being for shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.

                  (c) Restrictions on Exercise. This Option may not be exercised if the issuance of the Shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to the Optionee's exercise of this Option, the Company may require the person exercising this Option to make any representation and warranty to the Company as may be required by any applicable law or regulation.

         3. Non-transferability of Option. This Option may not be transferred in
            -----------------------------
any manner otherwise than by will or the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

                                        2
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         4. Term of Option.  This Option may not be exercised more than ten (10)
            --------------
years from the date of grant of this Option, as set forth below, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

         5. Related  Matters.  Notwithstanding  anything herein to the contrary,
            ----------------
additional conditions or restrictions related to such Options may be contained in the Plan or the resolutions of the Plan Committee authorizing such grant of Options.

                                                      WHG Bancshares Corporation




Date of Grant:  November 13, 2000                     By:
                -----------------                        -----------------------



Attest:



-------------------------

[SEAL]


                                        3

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                    NON-INCENTIVE STOCK OPTION EXERCISE FORM
                    ----------------------------------------

                                 PURSUANT TO THE
                           WHG BANCSHARES CORPORATION
                             2001 STOCK OPTION PLAN
                             ----------------------


                                                        ------------------------
                                                                (Date)


WHG Bancshares Corporation
1505 York Road
Lutherville, Maryland 21093


Dear Sir:

         The undersigned elects to exercise the Non-Incentive Stock Option to purchase ________ shares of Common Stock of WHG Bancshares Corporation under and pursuant to a Stock Option Agreement dated _________________.

         Delivered herewith is a certified or bank cashier's or teller's check and/or shares of Common Stock, valued at the fair market value of the stock on the date of exercise, as set forth below.


                              $                      of cash or check
                               --------------------
                                                     of Common Stock
                               --------------------
                              $                      Total
                               ====================

         The name or names to be on the stock certificate or certificates and the address and Social Security Number of such person(s) is as follows:

         Name
             -------------------------------------------------------------------

         Address
                ----------------------------------------------------------------

         Social Security Number
                               -------------------------------------------------

                                                Very truly yours,



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